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                                                                    10(i)(A)(ii)


                                                                    CONFIDENTIAL



                              EMPLOYMENT AGREEMENT


         This Agreement ("Agreement") is made this _________ day of ______________ 1997, between Edward Fruchtenbaum ("Fruchtenbaum") and American Greetings Corporation ("AG" or "Company").

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1. POSITION: Fruchtenbaum is employed by AG as the Company's President and Chief Operating Officer. Fruchtenbaum will perform any and all duties commensurate with those positions.

         2. TERM: This Agreement will be in effect for "rolling" three (3) year terms commencing March 1, 1997; successive three (3) year terms will commence on March 2, 1997, and on each day thereafter, and will terminate three (3) years from each commencement date.

         3. TERMINATION: It is understood that Fruchtenbaum's employment with AG, whether pursuant to this Agreement or otherwise, is terminable at-will, and may be terminated by either party at any time for any reason or for no reason. This Agreement will end on the date that Fruchtenbaum ends his employment with AG ("Termination Date"). Unless he voluntarily resigns, Fruchtenbaum will continue to receive compensation pursuant to paragraph 4.a. below, at the then current rate, for three (3) years after the Termination Date. As of the Termination Date, Fruchtenbaum will no longer be an employee of AG and will not be entitled to or receive any benefits or privileges of employment, except for those provided herein and those post-employment benefits generally afforded such former employees under AG's then current policies and procedures.

         4. COMPENSATION: During the term of this Agreement, in addition to the other regular benefits offered to Executive Officers (as designated by the AG Board of Directors or otherwise), including but not limited to, the profit sharing, 401(k), stock option and supplemental executive retirement plans, health benefits and life insurance, Fruchtenbaum will receive the following salary and benefits:

                  a. Beginning on March 1,1997, Fruchtenbaum will be paid an annual base salary of $455,000, less payroll taxes and other withholdings as required by law ("Base Salary"). Such Base Salary will be reviewed at or around the end of each AG fiscal year thereafter and at that time may be increased at the discretion of the AG Board of Directors. Unless Fruchtenbaum voluntarily resigns, the then current Base Salary will be paid for three years from the Termination Date, but Fruchtenbaum will not be eligible for bonuses under subparagraphs 4.b., 4.c. or 4.e. below. If Fruchtenbaum voluntarily resigns,


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                                                                    CONFIDENTIAL


he will receive no further Base Salary or bonuses under subparagraphs 4.b., 4.c. or 4.e. below after the Termination Date.

                  b. For each AG fiscal year, March 1 through February 28 ("Fiscal Year") in which AG pays its officers and certain key employees a cash bonus pursuant to the Company's regular Executive Incentive Compensation Plan, Fruchtenbaum will receive such a bonus based upon a target bonus of 40% of his then current annual Base Salary.

                  c. Fruchtenbaum shall further be eligible to receive a cash bonus, if and when paid, under the terms of AG's current three year Special Bonus Plan or other future long-term executive incentive compensation plans for officers and certain key employees, in accordance with its/their terms. If the Special Bonus Plan is not renewed or a similar plan is not instituted at the end of the current three year Special Bonus Plan period, AG agrees to promptly review, but not necessarily act upon, the need for such a bonus as an element of Fruchtenbaum's compensation package.

                  d. 1. On February 28,1993, AG granted Fruchtenbaum 29,000 Class A Shares of AG Common Stock (after adjustment for the September 1993 stock split) (the "1993 Grant"). Fruchtenbaum has a vested ownership in 23,000 shares of the 1993 Grant; and 6,000 shares are not vested.

                  d. 2. On February 29,1996, AG granted Fruchtenbaum 30,000 Class A Shares of AG Common Stock (the "1996 Grant"). The 1996 Grant was subsequently reduced to 26,000 shares when AG failed to attain its profit goal for the fiscal year ending February 26,1996. Fruchtenbaum has a vested ownership in 6,000 shares of the 1996 Grant; and 20,000 shares are not vested.

                  d. 3. The vesting schedules for the 1993 Grant and 1996 Grant are hereby waived as to all shares that are not vested. The 26,000 granted but not yet vested shares shall vest upon the earlier of (1) Fruchtenbaum's retirement, which is defined as the voluntary cessation of all regular, compensated employment in the greeting card industry, or similar self employment, after Fruchtenbaum attains age 60, provided AG receives at least 12 months written notice in advance of the retirement date; (2) Fruchtenbaum's death; (3) Fruchtenbaum's permanent disability, which is defined in subparagraph 4.d.5.(vii); or (4) termination of employment by AG.

                  d. 4. AG will provide Fruchtenbaum with certain registration rights in connection with the 1993 Grant and 1996 Grant.

                  d. 5. The following shall apply to Shares granted pursuant to subparagraphs 4.d.1 and 4.d.2.:

                  i) Declared dividends will be paid on only vested Shares.

                 ii) Voting rights will be exercisable on only vested Shares.



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

                                                                    CONFIDENTIAL

         iii) Subject to applicable state and federal law, including but not limited to Section 16 of the Securities Act of 1934, Shares may be sold or otherwise disposed of at any time on or after they have vested.

         iv) If Fruchtenbaum voluntarily resigns his employment with AG, all Shares that have been granted, but not vested, will be forfeited as of the effective date of such resignation.

         v) If Fruchtenbaum retires or AG terminates Fruchtenbaum's employment, any Shares that have been granted but have not vested as of the date that Fruchtenbaum retires or AG mails or delivers written notice of termination to Fruchtenbaum, as the case may be ("Notice Date"), shall vest as of the Notice Date.

         vi) If during the term of this Agreement Fruchtenbaum dies and his death is not the result of suicide, all Shares that have been granted hereunder will upon his death immediately vest in favor of his estate.

         vii) If during the term of this Agreement Fruchtenbaum becomes totally and permanently disabled, as determined by AG's then current disability insurance carrier, and such disability is not self-inflicted ("Disability Date"), all Shares that have been granted hereunder will immediately vest on the Disability Date. The Shares Fruchtenbaum is entitled to receive under this subparagraph (4.d.5.vii) are in addition to any and all disability benefits he would otherwise be entitled to receive as an AG Executive Officer.

         d. 6. The number of shares referred to in paragraph 4.d.3. above, will be adjusted to reflect any future adjustments in the price and in the number or kind of shares resulting from (a) any stock dividend, stock split, combination of shares, recapitalisation or other change in the capital structure of AG, (b) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

         e. In lieu of any additional stock grants provided under the previous employment of May 18, 1992, as amended, Fruchtenbaum shall be eligible to receive a cash bonus, less payroll taxes and withholdings required by law, payable on or before April 15,1998, and annually thereafter on April 15. The amount of the cash bonus shall be equal to the number of shares set forth in (1) below multiplied by the price per share set forth in (2) below:

                  (1) Number of shares: 10,000 shares; except the number shall be reduced to 6,000 shares if AG as a whole has not attained its profit goal for the fiscal year just ended.

                  (2) Price per share: the closing price of AG Class A Common Stock on March 1 of the current year. If no closing price is established on March 1, the price for the next date thereafter on which a closing price is established shall be used.



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


                                                                    CONFIDENTIAL

                  f. During the term of this Agreement, Fruchtenbaum shall own at least 30,000 shares of AG Common Stock, which may be in the form of either vested or unvested shares.

         5. CONFIDENTIAL AND TRADE SECRET INFORMATION: Fruchtenbaum acknowledges that in the course of his employment with AG he has and will have access to confidential information and trade secrets ("Confidential Information"), misuse or disclosure of which would adversely affect AG's business. Fruchtenbaum agrees that he will not, either during his employment with AG or at any time thereafter, use for himself or others, or disclose or convey to others (except as is necessary in the ordinary course of his employment) any of AG's Confidential Information. Confidential Information shall include documents so marked, as well as any other information, oral or written, which a reasonable person would believe to be confidential to or a trade secret of AG. This paragraph shall not prohibit disclosure of information which has become public, unless it became public through Fruchtenbaum's breach of this Agreement.

         6. NON-COMPETITION: In consideration of AG's agreement to employ Fruchtenbaum under the terms of this Agreement, Fruchtenbaum agrees that he will not for the following periods engage anywhere in the United States or Canada, directly or indirectly, in any business activities, either as principal, agent or consultant or through any corporation, firm or organization in which he may be an officer, director, employee, substantial shareholder, partner, member or be otherwise affiliated that are in competition with AG's businesses at such time: (i) for the period of his employment hereunder; (ii) if Fruchtenbaum voluntarily resigns his employment with AG or retires, for three (3) years thereafter; or (iii) if AG terminates Fruchtenbaum's employment with AG, for three (3) years thereafter.

         7. CONFLICT OF INTEREST: Fruchtenbaum represents and warrants that he has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair his performance of any part of this Agreement.

         8.       MISCELLANEOUS:

                  a. This Agreement constitutes the entire understanding between Fruchtenbaum and AG relating to the subject matter contained herein and this Agreement supersedes any previous oral or written agreement(s) and understandings. This Agreement may not be changed, modified, or altered without the express written consent of Fruchtenbaum and AG.

                  b. Either party's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive the other party of his/its rights thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  c. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.



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

                                                                    CONFIDENTIAL


                  d. This Agreement will be governed by and construed in accordance with the law of the State of Ohio. Any disputes that cannot be resolved amicably shall be resolved by binding arbitration in Cleveland in accordance with the applicable rules of the Center for Public Resources, or if the Center for Public Resources' facilities are not available, the rules of the American Arbitration Association.

                  e. Upon Fruchtenbaum's termination, regardless of the reason, Fruchtenbaum will promptly surrender to AG any of its property in Fruchtenbaum's possession including, but not limited to, all correspondence, memoranda, notes, records, reports, plans, computer printouts, reproductions, slides, and any other papers or items, and copies of papers and other items, received or made by Fruchtenbaum in connection with his employment with AG.

         9. REVIEW BY ADVISORS. Fruchtenbaum acknowledges that he has had ample opportunity to consult with his legal and financial advisors, has carefully considered this Agreement, and fully understands its provisions. He has not relied on any other representations or statements, written or oral.

         10. SURVIVAL. he following paragraphs shall survive the expiration or termination of this A em n: 3. 4.a.; 4.d.3.; 4.d.4.; 4.d.5.; 4.d.6.; 5.; 6.; 7.;
8.d.; and 8.e.


AMERICAN GREETINGS CORPORATION          EDWARD FRUCHTENBAUM


BY: /s/ Morry Weiss                     /s/ Edward Fruchtenbaum
   -------------------------------      -----------------------------------
NAME:
      ----------------------------
TITLE:                                  DATE: 1/5/98
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DATE:
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